Akumin Announces Second Quarter 2022 Results
August 9, 2022 – Plantation, FL – Akumin Inc. (NASDAQ/TSX: AKU) (“Akumin” or the “Company”), a national partner of choice for U.S. hospitals, health systems and physician groups with comprehensive solutions addressing outsourced radiology and oncology service line needs, announced today its financial results for the quarter ended June 30, 2022.
Second Quarter 2022 Highlights
•Akumin’s radiology business delivered strong quarterly same store volume performance on a consolidated pro forma basis, which assumes the Company's acquisition of Alliance HealthCare Services, Inc. ("Alliance") was completed as of January 1, 2021:
•+2.0% for MRI
•+6.4% for PET/CT
•+4.5% for Total Radiology Procedures
•(1.4%) for Oncology Patient Starts
•The Company reported revenue totaling $192.1 million for the second quarter, a $122.6 million or 176.5% increase over the second quarter of last year. The increase is significantly attributable to the Company's acquisition of Alliance on September 1, 2021. On a sequential basis, revenue increased $5.9 million or 3.1% over the first quarter of 2022.
•The Company's net loss was $26.1 million compared to a net loss of $6.9 million in the second quarter of last year. Basic and diluted loss per share was $0.34 for the second quarter of 2022. This compares with a basic and diluted loss per share of $0.10 for the second quarter of 2021.
•Akumin generated $38.2 million of Adjusted EBITDA (as defined below) for the quarter, a $26.0 million or 212.7% increase over the second quarter of last year. On a sequential basis, Adjusted EBITDA increased $6.2 million or 19.3% over the first quarter of 2022.
Commenting on the second quarter results, Riadh Zine, Chairman and Chief Executive Officer of the Company, said, "We are very pleased that our financial results in the quarter once again exceeded consensus street estimates demonstrating the strength, scale and resilience of our business, notwithstanding the significant management effort and resources allocated to our integration initiatives and the challenges facing our industry including cost inflation, labor shortages and disrupted supply chains.”

"Our commitment to achieving previously disclosed synergy estimates was clearly evident in the second quarter based on the magnitude of restructuring charges and related severance costs incurred during the quarter. Our integration efforts, combined with our organic growth, resulted in continued Adjusted EBITDA margin expansion and we anticipate further benefits to our financial results in future periods,” Zine continued.

"Given the progress we made in the quarter to streamline our business, we remain confident that we will be able to achieve our 2022 financial guidance and objectives despite a reduction in planned capital expenditures. Akumin remains focused on its vision to deliver patient-centered innovation, clinical standardization and exceptional healthcare value to our patients and health system and hospital partners," Zine concluded.

Unless otherwise indicated, all amounts are expressed in U.S. dollars. Certain financial measures, including those expressed on an adjusted basis, are non-GAAP measures. See “Non-GAAP Measures” and “Reconciliation of Non-GAAP Measures" included in this press release for further details.
Investor Presentation
Akumin would like to invite interested parties to an investor presentation to be held on Wednesday, August 10, 2022 from 8:30 a.m. to 9:30 a.m. Eastern Time where management will discuss second quarter results.
Conference call details:
Date:        8:30a.m. Eastern Time, Wednesday, August 10, 2022
Click to join by phone:        https://akum.in/Q2-2022-Results-Audio
Access via webcast:        https://akum.in/Q2-2022-Results-Webcast
To show dial-In number:        https://akum.in/Q2-2022-Results-Dial-In-Numbers

A related presentation will be available from Akumin’s website (www.akumin.com) and at https://akumin.com/investor-relations/events-presentations/. Participants are asked to connect at least 10 minutes prior to the beginning of the call to ensure participation. The webcast archive will be available for 90 days. A replay of the presentation will also be available by calling 1-888-203-1112, or 647-436-0148 for international callers, using passcode 3787518.
About Akumin
Akumin is a national partner of choice for U.S. hospitals, health systems and physician groups with comprehensive solutions addressing outsourced radiology and oncology service line needs. Akumin provides (1) fixed-site outpatient diagnostic imaging services through a network of owned and/or operated imaging locations; and (2) outpatient radiology and oncology services and solutions to approximately 1,000 hospitals and health systems across 48 states. By combining clinical and operational expertise with the latest advances in technology and information systems, Akumin facilitates diagnosis and treatment for patients and their providers. Akumin’s imaging procedures include magnetic resonance imaging (MRI), computed tomography (CT), positron emission tomography (PET and PET/CT), ultrasound, diagnostic radiology (X-ray), mammography, and other related procedures; our cancer care services include a full suite of radiation therapy and related offerings. For more information, visit www.akumin.com.
Non-GAAP Measures
This press release refers to certain non-GAAP measures. These non-GAAP measures are not recognized measures under United States generally accepted accounting principles (“GAAP”) and do not have a standardized meaning prescribed by GAAP. These non-GAAP measures are provided as additional information to complement those GAAP measures by providing further understanding of our results of operations from management’s perspective. Accordingly, these non-GAAP measures should not be considered in isolation nor as a substitute for analysis of our financial information reported under GAAP. We use non-GAAP financial measures, including “EBITDA”, “Adjusted EBITDA” and “Adjusted EBITDA Margin” (each as defined below). These non-GAAP measures are used to provide investors with supplemental measures of our operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on GAAP measures. We believe the use of these non-GAAP measures, along with GAAP financial measures, enhances the reader’s understanding of our operating results and is useful to us and to investors in comparing performance with competitors, estimating enterprise value, and making investment decisions. We also believe that securities analysts, investors, and other interested parties frequently use non-GAAP measures in the evaluation of issuers. Our management uses non-GAAP measures to facilitate operating performance comparisons from period to period, to prepare annual operating budgets and forecasts and to determine components of management compensation. The non-GAAP measures used by us are susceptible to varying methods of calculation and may not be comparable to other similarly titled measures of other companies. Reconciliations of non-GAAP measures used to the most comparable GAAP measures are included in this release in the tables which follow.
We define such non-GAAP measures as follows:
“EBITDA” means net income (loss) before interest expense, income tax expense (benefit), and depreciation and amortization.
“Adjusted EBITDA” means EBITDA, as further adjusted for restructuring charges, severance and related costs, settlements and related costs (recoveries), stock-based compensation, losses (gains) on disposal of property and equipment, acquisition-related costs, financial instrument revaluation adjustments, gain on conversion of debt to equity investment, deferred rent expense, impairment charges, other losses (gains), and one-time adjustments.
“Adjusted EBITDA Margin” means Adjusted EBITDA divided by the total revenue in the period.
Forward-Looking Information
Certain information in this press release constitutes forward-looking information or forward-looking statements. In some cases, but not necessarily in all cases, such statements or information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “is positioned”, “estimates”, “intends”, “assumes”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events.
Forward-looking information is necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by Akumin as of the date of this press release, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including but not limited to the factors described in greater detail in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 16, 2022, as amended by Amendment No. 1 to the Annual Report on Form 10-K, filed with the SEC on April 12, 2022 and the "Risk Factors" section of our Quarterly Report on Form 10-Q for the period ended June 30, 2022, filed with the SEC on August 9, 2022, all of which are available at www.sec.gov. These factors are not intended to represent a complete list of the factors that could affect Akumin; however, these factors should be considered carefully. There can be no assurance that such estimates and assumptions will prove to be correct. The forward-looking statements contained in this press release are made as of the date of this press release, and Akumin expressly disclaims any obligation to update or alter statements containing any forward-looking information, or the factors or assumptions underlying them, whether as a result of new information, future events or otherwise, except as required by law.
For further information:
R. Jeffrey White
Investor Relations
1-866-640-5222
jeffrey.white@akumin.com
<Financial tables follow.>

Selected Consolidated Financial Information

(in thousands, except per share amounts)	Three months ended June 30, 2022	Three months ended June 30, 2021	$ Change	% Change
Revenue	$192,128	$69,496	$122,632	176%

Employee compensation	72,021	23,792	48,229	203%
Third party services and professional fees	29,919	7,758	22,161	286%
Rent and utilities	12,742	7,662	5,080	66%
Reading fees	11,788	10,860	928	9%
Administrative expenses	11,467	4,829	6,638	137%
Medical supplies and other expenses	16,637	2,867	13,770	480%
Depreciation and amortization	25,200	4,584	20,616	450%
Restructuring charges	7,244	-	7,244	nmf
Severances and related costs	5,559	-	5,559	nmf
Settlements, recoveries and related costs	814	(318)	1,132	(356%)
Stock-based compensation	758	785	(27)	(3%)
Other operating expense, net	586	255	331	130%
Interest expense	29,290	8,920	20,370	228%
Acquisition related costs	86	4,350	(4,264)	(98%)
Other non-operating income, net	(2,421)	-	(2,421)	nmf
Loss before income taxes	$(29,562)	$(6,848)	$(22,714)	332%
Income tax expense (benefit)	(3,483)	6	(3,489)	nmf
Net loss	$(26,079)	$(6,854)	$(19,225)	280%
Less: Net income attributable to non- controlling interests	4,390	502	3,888	775%
Net loss attributable to common shareholders	$(30,469)	$(7,356)	$(23,113)	314%

Net loss per share attributable to common shareholders - basic and diluted	$(0.34)	$(0.10)	$(0.24)	240%

(in thousands, except per share amounts)	Six months ended June 30, 2022	Six months ended June 30, 2021	$ Change	% Change
Revenue	$378,391	$133,459	$244,932	184%

Employee compensation	147,148	46,910	100,238	214%
Third party services and professional fees	59,096	14,617	44,479	304%
Rent and utilities	25,219	15,346	9,873	64%
Reading fees	23,286	20,844	2,442	12%
Administrative expenses	23,091	9,185	13,906	151%
Medical supplies and other expenses	31,895	6,008	25,887	431%
Depreciation and amortization	49,931	9,073	40,858	450%
Restructuring charges	7,324	-	7,324	nmf
Severances and related costs	7,797	-	7,797	nmf
Settlements, recoveries and related costs	677	(341)	1,018	(299%)
Stock-based compensation	1,819	1,212	607	50%
Other operating expense, net	579	346	233	67%
Interest expense	57,971	17,288	40,683	235%
Acquisition related costs	468	5,628	(5,160)	(92%)
Other non-operating income, net	(2,479)	(3,366)	887	(26%)
Loss before income taxes	$(55,431)	$(9,291)	$(46,140)	497%
Income tax expense	(2,920)	71	(2,991)	nmf
Net loss	$(52,511)	$(9,362)	$(43,149)	461%
Less: Net income attributable to non- controlling interests	8,769	871	7,898	907%
Net loss attributable to common shareholders	$(61,280)	$(10,233)	$(51,047)	499%

Net loss per share attributable to common shareholders - basic and diluted	$(0.69)	$(0.15)	$(0.54)	360%

Reconciliation of Non-GAAP Measures

(in thousands)	Three months ended June 30, 2022	Three months ended June 30, 2021	Six months ended June 30, 2022	Six months ended June 30, 2021
Net loss	$(26,079)	$(6,854)	$(52,511)	$(9,362)
Interest expense	29,290	8,920	57,971	17,288
Income tax expense (benefit)	(3,483)	6	(2,920)	71
Depreciation and amortization	25,200	4,584	49,931	9,073
EBITDA	$24,928	$6,656	$52,471	$17,070
Adjustments:
Restructuring charges	7,244	-	7,324	-
Severance and related costs	5,559	-	7,797	-
Settlements, recoveries and related costs	814	(318)	677	(341)
Stock-based compensation	758	785	1,819	1,212
Loss on disposal of property and equipment	170	255	372	346
Acquisition related costs	86	4,350	468	5,628
Fair value adjustment on derivative	(1,009)	-	(839)	-
Gain on conversion of debt to equity investment	-	-	-	(3,360)
Deferred rent expense(1)	247	459	579	904
Other, net	(613)	23	(466)	(46)
Adjusted EBITDA	$38,184	$12,210	$70,202	$21,413
Revenue	$192,128	$69,496	$378,391	$133,459
Adjusted EBITDA Margin	20%	18%	19%	16%
(1)Deferred rent expense is defined as operating lease cost less operating cash flows from operating leases and adjusted for any prepayments or related items.